Exhibit 99.14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference and inclusion in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-175829 on Form N-14 of Morgan Stanley Institutional Fund, Inc. (the “Registration Statement”) of our reports dated January 26, 2011 and April 28, 2011, relating to the financial statements and financial highlights of Morgan Stanley Real Estate Fund and Morgan Stanley Special Growth Fund, respectively, for the years ended November 30, 2010 and February 28, 2011, respectively.

We also consent to the references to us under the headings “Financial Statements and Experts” in the Joint Proxy Statement and Prospectus, and “Representations and Warranties” (paragraph 5.2(g)) in the Form of Agreement and Plan of Reorganization included in Exhibit A of the Joint Proxy Statement and Prospectus, both of which are part of such Registration Statement. We also consent to the references to us under the headings “Financial Highlights” in the Prospectuses of Morgan Stanley Real Estate Fund dated March 31, 2011 and Morgan Stanley Special Growth Fund dated June 30, 2011, both of which are included in the Joint Proxy Statement and Prospectus, and are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

August 30, 2011